Exhibit 10.8

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

AMENDED & RESTATED

THREE-WAY AGREEMENT

By and Between

LABORATORIOS ERN, S.A.

and

ERCROS, S.A.

and

ZAVANTE THERAPEUTICS, INC.

AMENDED & RESTATED

THREE-WAY AGREEMENT

THIS AMENDED AND RESTATED THREE-WAY AGREEMENT (this “Agreement”) is made effective as of 28th July 2016 (the “Effective Date”), by and between Laboratorios ERN, S.A., a Spanish company with a principal place of business at 499 Pedro IV, 08020 Barcelona, Spain, represented by David Solanes López in his capacity as General Manager (“ERN”), Ercros, S.A., a Spanish company with a principal place of business at Paseo del Deleite s/n, 28300 Aranjuez, Spain, represented by Maria del Carmen Cruzado Rodríguez in her capacity as General Manager Pharmaceutical Division (“Ercros”), and Zavante Therapeutics, Inc., a Delaware corporation with a principal place of business at 11750 Sorrento Valley Road, Suite 250, San Diego, CA 92121, represented by Theodore R. Schroeder in his capacity as Chief Executive Officer (“Zavante”) (each individually a “Party” and collectively the “Parties”).

W I T N E S S:

WHEREAS, Zavante is looking to obtain regulatory approval to market the Product (as defined in Article 1), which is a certain pharmaceutical product in finished dosage form for human use;

WHEREAS, Ercros and ERN have successful common experience in the development of the Product in some countries outside the Territory (as defined in Article 1);

WHEREAS, Ercros has the necessary knowledge, professional expertise, facilities, manufacturing authorization, equipment, and trained, competent personnel to provide the API Mixture (as defined in Article 1) required to obtain approval of the Product in the Territory and to manufacture quantities of the API Mixture required by Zavante for commercial sale of the Product in the Territory;

WHEREAS, concurrently with the execution of this Agreement, Zavante and Ercros will enter into an agreement with respect to the manufacture of the API (as defined in Article 1) and the API Mixture, and the supply of the API Mixture, by Ercros to Zavante;

WHEREAS, ERN is developing the necessary knowledge and has the professional expertise and trained, competent personnel with regard to the Product to assist Zavante in obtaining regulatory approval of the Product in the Territory;

WHEREAS, Zavante desires to remove the responsibility for ERN to provide commercial Product to Zavante, and allow Zavante to take direct responsibility for the manufacture and supply of the commercial Product for the Territory, and ERN agrees with this change in obligations and responsibilities; and

WHEREAS, concurrently with the execution of this Agreement, Zavante and ERN will enter into an amendment and restatement of the Pharmaceutical Manufacturing and Exclusive Supply Agreement between ERN and Zavante, which was effective as of June 5, 2014;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, the Parties agree as follows:

ARTICLE 1:              DEFINITIONS

The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

1.1                               Active Pharmaceutical Ingredient. “Active Pharmaceutical Ingredient” or “API” means the active pharmaceutical ingredient, sterile fosfomycin sodium.  The API shall meet European Pharmacopoeia 01/2008: 1329 monograph specifications and any other specifications that may be required by the FDA for approval in the Territory.

1.2                               Affiliate.  “Affiliate” means any corporation or non-corporate entity that directly or indirectly controls, is controlled by, or is under common control with a Party.  A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation; or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.3                               Agreement. “Agreement” means this Amended and Restated Three-Way Agreement.

1.4                               API Mixture.  “API Mixture” means a blend of fosfomycin sodium and succinic acid to obtain intravenous quality, according to the API Mixture Specifications.

1.5                               API Mixture Specifications. “API Mixture Specifications” means the specifications for the API Mixture set forth in the Ercros-Zavante Supply Agreement, as amended from time to time by Ercros and Zavante in accordance with such Agreement.

1.6                               A/R ERN-Zavante Agreement.  “A/R ERN-Zavante Agreement” means that certain Amended and Restated Pharmaceutical Manufacturing and Exclusive Supply Agreement with respect to the supply of certain development knowledge by ERN to Zavante that will be executed by ERN and Zavante concurrently with the execution of this Agreement, a redacted copy of which is attached hereto as Annex A.

1.7                               cGMP.  “cGMP” means those practices in the manufacture of pharmaceutical products that are recognized as the current good manufacturing practices by the FDA in accordance with FDA regulations, guidelines, other administrative interpretations, and rulings in connection therewith, including but not limited to those regulations cited in 21 C.F.R. parts 210 and 211, all as they may be amended from time to time.

1.8                               Clinical Drug Supply.  “Clinical Drug Supply” means Product intended for use only in clinical studies required to obtain FDA approval.

1.9                               CMC. “CMC” means the FDA Department of Chemistry, Manufacturing and Controls.

1.10                        Effective Date.  “Effective Date” mean the date appearing at the beginning of this Agreement.

1.11                        Ercros-Zavante Supply Agreement. “Ercros-Zavante Supply Agreement” means that certain Manufacturing and Supply Agreement with respect to the manufacture of API and API Mixture and supply of the API Mixture by Ercros to Zavante that will be executed by Ercros and Zavante concurrently with the execution of this Agreement, a redacted copy of which is attached hereto as Annex B.

1.12                        FD&C Act.  “FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended from time to time.

1.13                        FDA.  “FDA” means the United States Food and Drug Administration, and any successor agency of the United States government.

1.14                        ICH. “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.15                        Intellectual and Industrial Property.  “Intellectual and Industrial Property” means trademarks, service marks, trade names, domain names, trade dress, logos, patents, inventions, discoveries, technology, know-how, trade secrets, data, registered and unregistered design rights, copyrights, author rights, database and sui-generis rights and all other similar rights in any part of the world including, where such rights are obtained or enhanced by registration, any registration of such rights and applications, and rights to apply for such registrations.

1.16                        NDA.  “NDA” means a New Drug Application and/or an Abbreviated New Drug Application, filed with the FDA, together with all amendments and supplements thereto.

1.17                        Original Three-Way Agreement.  “Original Three-Way Agreement” has the meaning set forth in Section 2.2 of this Agreement.

1.18                        Product.  “Product” means fosfomycin disodium + succinic acid injection for intravenous use filled, finished and packaged into containers for use by end users.

1.19                        Technical Documentation.  “Technical Documentation” means such technical documentation and data required for submission of an NDA or ANDA for the Product.

1.20                        Territory.  “Territory” means the United States of America, and all of its territories and possessions including, without limitation, its military installations wherever located.

1.21                        Third Party.  “Third Party” or “Third Parties” means any Party other than Zavante, ERN, Ercros and their respective Affiliates.

1.22                        Term.  “Term” means any period described in Section 8.1.

ARTICLE 2:              OBJECTIVE AND PRINCIPAL UNDERSTANDING OF THE PARTIES

2.1                               The objective of this Agreement is, with respect to the Product, to allow Zavante to conduct clinical trials pursuant to support, in conjunction with the documentation supplied by ERN and Ercros, an NDA filing with the FDA. This objective will be supported by the delivery to Zavante from Ercros and ERN of technical documentation, expertise and know-how for the API and API Mixture, and regarding Product manufacturing.  This Agreement also establishes the basis for related supply agreements in anticipation of FDA approval of the Product.

2.2                               The Parties agree to revise the original version of this Agreement, which was effective as of 16 May 2014 (the “Original Three-Way Agreement”), to remove the responsibility for ERN to provide commercial Product to Zavante, and allow Zavante to take direct responsibility for the manufacture and supply of the commercial Product in the Territory.  As a result, this Agreement amends and restates, in its entirety, the Original Three-Way Agreement.

For the avoidance of doubt, the Original Three-Way Agreement shall not have any further effect as of the Effective Date of this Agreement. By virtue of this Agreement, (a) the Original Three-Way Agreement shall be deemed fully terminated; and (b) the parties thereto shall be relieved from full performance of any obligations incurred prior thereunder; and (c) no indemnification obligations shall survive such termination. In the event of any conflict between the terms of either the Ercros-Zavante Supply Agreement and this Agreement, or the A/R ERN-Zavante Agreement and this Agreement, the terms and conditions of this Agreement shall govern.

2.3                               This Agreement sets out the general principal understanding of the Parties.  As set out herein:

2.3.1                     ERN shall provide to Zavante certain Technical Documentation and other technical assistance and support, as set forth the A/R ERN-Zavante Agreement.  ERN will use know-how and provide to Zavante its part of the Technical Documentation for the NDA to be approved by the FDA in accordance with the terms of the A/R ERN-Zavante Agreement.

2.3.2                     Ercros shall provide to Zavante certain Technical Documentation, and will manufacture and supply API Mixture to Zavante for manufacture of the Product, as set forth in the Ercros-Zavante Supply Agreement.

2.3.3                     Zavante shall obtain the Product for commercial sales in the Territory, under one or more separate agreements with third party manufacturers.

ARTICLE 3:              COORDINATORS

3.1                               Appointment of Coordinators.  Within ten (10) days after the signing of this Agreement by all Parties, Zavante, ERN and Ercros shall each appoint an authorized representative and a backup representative (“Coordinators”) for the exchange of all communications, other than legal notices, related to this Agreement.  Each Party shall provide notice to the other Parties as to the name and title of the individuals so appointed.  Each Party may replace its

Coordinators at any time for any reason by providing written notice to the other Parties in accordance with Section 16.9 hereof.

ARTICLE 4:              WARRANTIES

4.1                               Warranty terms between ERN and Zavante shall be as set forth in the A/R ERN-Zavante Agreement, and warranty terms between Ercros and Zavante shall be as set forth in the Ercros-Zavante Supply Agreement.

ARTICLE 5:              COMPLETED RESPONSIBILITIES OF THE PARTIES

The Parties hereby agree that:

5.1                               ERN has provided Technical Documentation required by Zavante for submission of the IND to Zavante. Zavante has reviewed such Technical Documentation and has given its acceptance to ERN in writing.

5.2                               Zavante has filed the IND with FDA, and FDA has approved the IND.

5.3                               ERN has supplied Clinical Drug Supply to Zavante for use in clinical studies of the Product.

5.4                               Zavante has verified with FDA that, for purposes of submitting the IND and for Phase 1 clinical studies, ERN’s current facilities and processes are acceptable to FDA.

5.5                               During the pre-IND CMC submission with FDA, Zavante verified with the FDA, for purposes of submitting the IND and for Phase 1, the acceptability of the method development for degradation product NMR and the method development for the analysis of related substances of disodium fosfomycin, raw material and finished Product.

5.6                               Zavante has confirmed with FDA that clinical assays for Phase 1, 2 and 3 can be done with product manufactured under cGMP conditions in Europe at non-approved FDA sites.  Zavante has provided ERN with FDA’s comments from the pre-IND CMC meeting.

ARTICLE 6:              RESPONSIBILITIES OF ERCROS

6.1          Ercros will have the responsibilities set forth in the Ercros-Zavante Supply Agreement.

ARTICLE 7:              RESPONSIBILITIES OF ERN

7.1                               ERN will have the responsibilities set forth in the A/R ERN-Zavante Agreement.

ARTICLE 8:              RESPONSIBILITIES OF ZAVANTE

8.1                               Zavante will have the responsibilities set forth in the Ercros-Zavante Supply Agreement and the A/R ERN-Zavante Agreement.

8.2                               Zavante will have the responsibility to contract with one or more third party manufacturers to provide quantities of the Product required by Zavante for commercial sale in the Territory and perform validation activities with respect thereto as required by FDA, and obtain FDA approval of such third party manufacturer’s facilities and quality systems.

8.3                               Zavante will use Commercially Reasonable Efforts to file an NDA within [**] of its receipt of all Technical Documentation for the NDA from ERN and Ercros.

8.4                               Zavante will obtain and own all trademarks to be used for the Product in the Territory.

8.5                               Zavante will bear the cost and manage all clinical trials necessary for obtaining Product Approval and will keep ERN and Ercros updated regarding the progress of such clinical trials.

ARTICLE 9:              TERM; TERMINATION

9.1                               Term.  Unless sooner terminated pursuant to the terms hereof, the term of this Agreement shall commence on the Effective Date and shall continue in force and effect until the Ercros-Zavante Supply Agreement and the A/R ERN-Zavante Agreement have both been terminated or expire in accordance with the respective terms thereof (the “Term”).  For the avoidance of doubt, this Agreement shall not terminate if either the ERCROS-Zavante Supply Agreement or the ERN-Zavante Supply Agreement expire or are terminated.

9.2                               Termination by Mutual Agreement.  This Agreement may be terminated at any time upon mutual written agreement of all of the Parties.

ARTICLE 10:           INDEMNIFICATION OF THIRD PARTY CLAIMS

10.1                        Indemnification terms between ERN and Zavante shall be as set forth in the A/R ERN-Zavante Agreement, and indemnification terms between Ercros and Zavante shall be as set forth in the Ercros-Zavante Supply Agreement.

ARTICLE 11:           CONFIDENTIALITY

11.1                        The rights and responsibilities of the Parties with respect to the protection of proprietary or confidential information shall be as set forth in the A/R ERN-Zavante Agreement and the Ercros-Zavante Supply Agreement, respectively.

ARTICLE 12:           INTELLECTUAL AND INDUSTRIAL PROPERTY

12.1                        The rights and responsibilities of the Parties with respect to Intellectual and Industrial Property shall be as set forth in the A/R ERN-Zavante Agreement and the Ercros-Zavante Supply Agreement, respectively.

ARTICLE 13:           LEGAL COMPLIANCE; AUTHORIZATION

13.1                        Legal Compliance.  Each Party shall comply in all material respects with all laws and regulations applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the FD&C Act for all Parties and applicable EU and Spanish regulations for Ercros and ERN.  In addition, each Party shall comply with all anti-corruption and anti-bribery laws and regulations, including but not limited to, the U.S. Foreign Corrupt Practices Act (FCPA).  Zavante, ERN and Ercros, and their respective officers, directors, employees, agents and representatives, represent that they have not and will not pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a third party, to any official or employee of any governmental authority, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office for the purpose of (i) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his official functions with such governmental agency or such public international organization or such political party, (ii) inducing such person to use his influence with such governmental agency or such public international organization or such political party to affect or influence any act or decision thereof or (iii) securing any improper advantage.

13.2        Authorization.

13.2.1                       ERN hereby represents and warrants to Zavante and Ercros that all corporate action on the part of ERN and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of ERN hereunder has been taken.

13.2.2                       Ercros hereby represents and warrants to Zavante and ERN that all corporate action on the part of Ercros and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Ercros hereunder has been taken.

13.2.3                       Zavante hereby represents and warrants to ERN and Ercros that all requisite action on the part of Zavante and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Zavante hereunder has been taken.

ARTICLE 14:           PRESS RELEASES; USE OF NAMES

14.1                        Press Releases.  Any press release, publicity or other form of public written disclosure related to this Agreement prepared by one Party shall be submitted to the other Parties prior to release for approval, which approval shall not be unreasonably withheld or delayed by such other Party.  Notwithstanding the foregoing, no Party shall issue any press release, publicity or other form of public written disclosure prior to the approval of the Product by FDA.

14.2                        Use of Names.  Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to any Party to use in any manner the trademarks or name of the other Parties, or any other trade name, service mark, or trademark owned by or licensed to the other Parties in connection with the performance of this Agreement.  Notwithstanding the above, as may be required by applicable law, Zavante, ERN, Ercros and their Affiliates shall be permitted to use the other Parties’ names and to disclose the existence and terms of this Agreement in connection with securities or other public filings.

ARTICLE 15:           DISPUTE RESOLUTION

15.1                        Disputes between ERN and Zavante shall be resolved in accordance with the A/R ERN-Zavante Agreement, and disputes between Ercros and Zavante shall be resolved in accordance with the Ercros-Zavante Supply Agreement.

ARTICLE 16:           MISCELLANEOUS

16.1                        Independent Contractors.  The relationship between Zavante, ERN and Ercros is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Zavante, ERN and Ercros.  No Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Parties or to bind the other Parties to any contract, agreement or undertaking with any Third Party.

16.2                        Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the prior written consent of the other Parties, which consent shall not unreasonably be withheld.  It shall not be unreasonable for ERN to withhold consent for an assignment to an ERN Competitor (as such term is defined in the A/R ERN-Zavante Agreement). Any purported assignment in violation of the preceding sentence shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment.

16.3                        Continuing Obligations.  Termination, assignment or expiration of this Agreement shall not relieve any Party from full performance of any obligations incurred prior thereto.

16.4                        Waiver.  No Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

16.5                        Severability.  Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.

16.6                        Headings.  The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

16.7                        Construction.  This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against any Party by reason of such Party’s being the drafter hereof or thereof.

16.8                        Annexes, Schedules and Attachments.  Any and all annexes, schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

16.9                        Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing in English and shall be delivered personally or sent by an internationally-recognized courier service guaranteeing maximum three-days delivery, charges prepaid, and shall be deemed to have been given upon receipt.  Any such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party:

If to ERN:

ERN

Laboratorios ERN, S.A.

228, Perú st.

08020 Barcelona (Spain)

Attn:  David Solanes López

If to Ercros:

ERCROS S.A.

Paseo del Deleite s/n

28300 Aranjuez (Madrid)

Spain

Attn:  Maria del Carmen Cruzado Rodríguez

If to Zavante:

Zavante Therapeutics, Inc.

11750 Sorrento Valley Road, Suite 250

San Diego, CA 92121

USA

Attn: Theodore R. Schroeder, CEO

16.10                 Counterparts.  This Agreement and any amendment or supplement hereto may be executed in three (3) counterparts and delivered via electronic means, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  The execution of this Agreement and any such amendment or supplement by any Party hereto will not become effective until counterparts hereof have been executed by all Parties hereto.

16.11                 Governing Law; Entire Agreement.  The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of Spain.  This Agreement constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement and supersedes all prior agreements.  No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the Party to be bound.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Laboratorios ERN, S.A.

By:	/s/ David Solanes López

Name: David Solanes López

Title: General Manager

Ercros S.A.

By:	/s/ Maria del Carmen Cruzado Rodríguez

Name: Maria del Carmen Cruzado Rodríguez

Title: General Manager Pharmaceutical Division

Zavante Therapeutics, Inc.

By:	/s/ Theodore R. Schroeder

Name: Theodore R. Schroeder

Title: Chief Executive Officer

ANNEX A

A/R ERN-Zavante Agreement

(financial terms redacted)

Incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2018

ANNEX B

Ercros-Zavante Supply Agreement

(financial terms redacted)

Incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the fiscal period ended September 30, 2018